                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for the six months ended June 30, 2004 and June 30, 2003, the 27 days ending December 31, 2003, the period from January 1, 2003 to December 4, 2003, the years ending December 31, 2002, 2001, and 2000, the period from August 8, 1999 to December 31, 1999, the period from February 7, 1999 to August 7, 1999. We have computed these ratios by dividing earnings available for fixed charges (income before income taxes and fixed charges) by fixed charges (interest cost, amortization of debt expense, and the portion of rental expenses deemed to be representative of the interest factor in those rentals).

       COMPUTATION OF GNC CORPORATION RATIO OF EARNINGS TO FIXED CHARGES
                      (Dollars in millions, except ratios)

                                                                                               PREDECESSOR
                                                                       ------------------------------------------------------------
                                                                                            YEAR ENDED DECEMBER 31,
                                                                                      --------------------------------
                                                          PERIOD FROM  PERIOD FROM                                      PERIOD FROM
                                                          FEBRUARY 7,    AUGUST 8,                                       JANUARY 1,
                                                            1999 TO      1999 TO                                          2003 TO
                                                           AUGUST 7,   DECEMBER 31,                                     DECEMBER 4,
                                                             1999          1999          2000       2001       2002        2003
                                                          -----------  ------------   ----------  ---------  ---------  -----------
Earnings (deficit) available for fixed charges:
   Income (deficit) before income taxes ................   $  (12.8)     $  (20.9)    $  (175.4)  $  (70.0)  $  (70.2)   $  (759.4)

   Interest Expense and Amortization of Debt Expense ...       24.8          56.8         143.2      141.8      138.0        122.5

   Estimated Interest component of net rental expense .        15.3          11.0          36.3       37.5       38.9         35.2

                                                           --------      --------     ---------   --------   --------    ---------
     Earnings available for fixed charges ..............   $   27.3      $   46.9     $     4.1   $  109.3   $  106.7    $  (601.7)
                                                           ========      ========     =========   ========   ========    =========
Fixed Charges:

   Interest Expense and Amortization of Debt Expense ...   $   24.8      $   56.8     $   143.2   $  141.8   $  138.0    $   122.5

   Estimated Interest component of net rental expense ..       15.3          11.0          36.3       37.5       38.9         35.2

     Preferred dividend requirements....................          -             -             -          -          -            -

     Ratio of pre-tax income to net income .............          -             -             -       1.20      (1.01)        1.23
                                                           --------      --------     ---------   --------   --------    ---------
   Preferred dividend factor ...........................          -             -             -          -          -            -
                                                           --------      --------     ---------   --------   --------    ---------
     Total fixed charges ...............................   $   40.1      $   67.8     $   179.5   $  179.3   $  176.9    $   157.7
                                                           ========      ========     =========   ========   ========    =========

Consolidated Ratio of Earnings to Fixed Charges ........          -             -             -          -          -            -

Deficit (1) ............................................   $   12.8      $   20.9     $   175.4   $   70.0   $   70.2    $   759.4

                                                                SUCCESSOR    PREDECESSOR    SUCCESSOR
                                                               -----------   -----------    ---------
                                                               PERIOD FROM                     SIX
                                                               DECEMBER 5,                   MONTHS
                                                                 2003 TO      SIX MONTHS      ENDED
                                                               DECEMBER 31,   ENDED JUNE     JUNE 30,
                                                                   2003        30, 2003       2004
                                                               ------------  ------------   ---------
Earnings (deficit) available for fixed charges:
   Income (deficit) before income taxes ................        $    0.6       $  (23.1)     $  48.1

   Interest Expense and Amortization of Debt Expense ...             2.8           65.6         17.5

   Estimated Interest component of net rental expense .              2.7           19.2         18.3

                                                                --------       --------      --------
     Earnings available for fixed charges ..............        $    6.1       $   61.7      $  83.9
                                                                ========       ========      ========
Fixed Charges:

   Interest Expense and Amortization of Debt Expense ...        $    2.8       $   65.6      $  17.5

   Estimated Interest component of net rental expense ..             2.7           19.2         18.3

     Preferred dividend requirements....................             0.9              -          6.1

     Ratio of pre-tax income to net income .............            1.39           0.78         1.57
                                                                --------       --------      --------
   Preferred dividend factor ...........................             1.2              -          9.6
                                                                --------       --------      --------
     Total fixed charges ...............................        $    6.7       $   84.8      $  45.4
                                                                ========       ========      ========

Consolidated Ratio of Earnings to Fixed Charges ........               -              -         1.85

Deficit (1) ............................................        $    0.6       $   23.1      $     -

(1) Earnings were insufficient to cover fixed charges in the period from February 7, 1999 to August 7, 1999, the period from August 8, 1999 to December 31, 1999, the years ended December 31, 2000, 2001, and 2002, the period from January 1, 2003 to December 4, 2003, and the six months ended June 30, 2003.